Exhibit 5.2

HUNTON ANDREWS KURTH LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
FILE NO: 051645.0000001

October 2, 2019

Atmos Energy Corporation

1800 Three Lincoln Centre

Dallas, Texas 75240

Atmos Energy Corporation

Public Offering of

2.625% Senior Notes due 2029 and

3.375% Senior Notes due 2049

Ladies and Gentlemen:

We have acted as special Virginia counsel to Atmos Energy Corporation, a Texas and Virginia corporation (the “Company”), for the purpose of providing this opinion in connection with the Company’s issuance and sale of (i) $300,000,000 of the Company’s 2.625% Senior Notes due 2029 (the “2029 Notes”) and (ii) $500,000,000 of the Company’s 3.375% Senior Notes due 2049 (the “2049 Notes” and, together with the 2029 Notes, the “Securities”).

The Securities are being issued pursuant to an indenture, dated as of March 26, 2009 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and an officers’ certificate, dated as of October 2, 2019 pursuant to Section 301 of the Indenture (the “Section 301 Officers’ Certificate”). The Securities are being offered and sold as described in the prospectus, dated November 13, 2018 (the “Base Prospectus”), contained in the Registration Statement on Form S-3 (Registration No. 333- 228342) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 13, 2018 pursuant to the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement thereto, dated September 25, 2019 (together with the Base Prospectus, the “Prospectus”).

This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

ATLANTA    AUSTIN    BANGKOK    BEIJING    BOSTON     BRUSSELS    CHARLOTTE    DALLAS    DUBAI    HOUSTON    LONDON

LOS ANGELES    MIAMI    NEW YORK    NORFOLK    RICHMOND    SAN FRANCISCO    THE WOODLANDS    TYSONS    WASHINGTON, DC

www.HuntonAK.com

Atmos Energy Corporation

October 2, 2019

In rendering the opinions set forth below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(i)

an executed copy of the Underwriting Agreement, dated September 25, 2019 (the “Underwriting Agreement”), among the Company and Credit Agricole Securities (USA) Inc., J.P. Morgan Securities LLC, TD Securities (USA) LLC, and Wells Fargo Securities, LLC, as representatives of the several Underwriters listed on Schedule I to the Underwriting Agreement;

(ii)	a copy of the Indenture;

(iii)	an executed copy of the Section 301 Officers’ Certificate

(iv)	the Prospectus;

(v)	executed copies of the certificates representing the Securities;

(vi)	an executed copy of a certificate of an Officer of the Company, dated the date hereof, to which the following documents are attached or incorporated by reference:

(a)	the Company’s Restated Articles of Incorporation, as amended through the date hereof;

(b)	the Company’s Amended and Restated Bylaws, as amended through the date hereof; and

(c)	a copy of the resolutions of the Company’s Board of Directors, adopted on December 13, 2018;

(vii)

a certificate issued by the Clerk of the State Corporation Commission of the Commonwealth of Virginia on the date hereof, to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing (the “Good Standing Certificate”); and

(viii)

the originals (or copies identified to our satisfaction) of such documents and records of the Company, certificates of public officials and officers of the Company and such other documents, certificates, records and papers as we have deemed necessary to render the opinions set forth herein.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of

Atmos Energy Corporation

October 2, 2019

the originals thereof, (iii) the accuracy, completeness and authenticity of all corporate records and other information made available to us by the Company, (iv) the legal capacity of natural persons, (v) the genuineness of all signatures not witnessed by us and (vi) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution and delivery of the documents by the Company).

As to factual matters, including the execution and delivery of the Indenture and the Securities by officers of the Company, we have relied upon and assumed the accuracy of the representations included in the Underwriting Agreement, upon the accuracy of the certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with the Company’s management and upon certificates and oral advice of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations noted herein, we are of the opinion that:

1.    Based solely on the Good Standing Certificate, the Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia as of the date of such Good Standing Certificate.

2.    The Company has all requisite corporate power to execute, deliver and perform its obligations under the Indenture, the Section 301 Officers’ Certificate and the Securities, and the execution and delivery of such documents by the Company and the performance of its obligations thereunder have been duly authorized by all necessary corporate action and do not violate any law or regulation of the Commonwealth of Virginia or any order, judgment or decree of any court, regulatory body, administrative agency or governmental body of the Commonwealth of Virginia applicable to the Company.

We hereby consent to (a) the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed the date hereof, (b) the incorporation by reference of this opinion into the Registration Statement and (c) the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Atmos Energy Corporation

October 2, 2019

This opinion letter is rendered as of the date hereof, and we expressly disclaim any obligation to advise you of changes or developments in facts, circumstances, events or law that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein. Our opinion letter is expressly limited to the matters set forth above and we render no opinions, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Very truly yours,

/s/ Hunton Andrews Kurth LLP